Exhibit 99.1

Magna Entertainment Corp.
337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES
SEARCH FOR NEW CHIEF EXECUTIVE OFFICER

        March 14, 2006, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) announced today that its Board has initiated a search for a new chief executive officer. Frank Stronach, MEC's Chairman, stated: "Tom Hodgson, our current President and CEO, joined MEC in early 2005 to develop and implement the Company's recapitalization plan which was announced in July 2005. Under his leadership, the recapitalization plan has progressed well. The Board has decided that, going forward, MEC should seek a CEO with in-depth knowledge and experience in the horseracing and gaming industry who can lead the Company in fully exploiting its opportunities in this sector.

        MEC's capitalization plan focused on debt reduction, principally through asset sales and had a minimum target of US$150 million. During Mr. Hodgson's tenure, the Company has closed asset sales with gross proceeds of approximately US$76 million and has entered into agreements for further sales expected to close in 2006 for aggregate proceeds well in excess of $200 million. Mr. Stronach observed, "Tom Hodgson has more than achieved our recapitalization plan goals, and we are grateful for his contributions to the Company".

        Mr. Hodgson will leave his positions at the Company and step down from the Board at the end of March of this year but will make himself available on a consulting basis to assist in a transition, and as needed to assist in closing pending transactions. The Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors will work with an executive search firm to identify and interview qualified candidates with a view to naming a successor for Mr. Hodgson as soon as possible. In the meantime, Frank Stronach will assume the role of Interim Chief Executive Officer.

        Magna Entertainment Corporation (MEC) is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and Horse Racing TV(R), a 24-hour horse racing television network, as well as RaceONTV™ and MagnaBet™ internationally.

For more information please contact:
Dennis Mills
Vice-Chairman
Magna Entertainment Corp.